QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1

Westpac Banking Corporation ABN 33 007 457 141
Group Secretary & General Counsel Level 27, 60 Martin Place Sydney NSW 2000 Australia Telephone: (02) 9226 3546 Faqcsimile: (02) 9226 3550 Email: rwillcock@westpac.com.au

6 June 2003

Companies Announcements Platform
Australian Stock Exchange Limited
20 Bridge Street
SYDNEY NSW 2000

Dear Sir/Madam

        Pursuant to Listing Rule 3.15.1, Westpac Banking Corporation advises that from on or around 7 September 2003 the Westpac share registry will move from Computershare Investor Services Limited to:

  ASX Perpetual Registrars Limited
  Level 8, 580 George Street
  Sydney NSW 2000.

Yours faithfully

Richard Willcock
Group Secretary & General Counsel

QuickLinks

  Exhibit 1